PART II AND III 2 partiiandiii.htm

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY

OFFERING CIRCULAR SUBJECT TO COMPLETION

Dated January 19, 2024

BROOKMOUNT EXPLORATIONS, INC.

1 EAST LIBERTY Suite 500.

RENO, NV 89501

WWW.BROOKMOUNTCORP.COM

Up To 25,000,000 Shares of Common Stock

This offering is for up to 25,000,000 common shares (“Shares”) of Brookmount Explorations, Inc. (the “Company,” “Brookmount Explorations,” “BMXI,” “we,” “us,” and “our”) at an estimated price range per share of $0.02 to $0.06 per share, assuming the offering price is $0.02 per share, resulting in gross proceeds of up to $500,000.00, before deduction of offering expenses, assuming all shares are sold. There is no minimum offering amount or escrow established and no minimum investment amount for investors. All subscription funds accepted by the Company will be immediately available for the Company’s use.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shares offered by the Company will be sold through the Company’s executive officers and directors on a “best-efforts” basis. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock-based compensation, which will be announced through a supplement to this Offering Circular. The sale of Shares will commence once the Offering Statement to which this Offering Circular relates is qualified by the Securities Exchange Commission (“SEC”) and continue for one year thereafter or until all shares have been sold, whichever occurs first. Notwithstanding, the Company may elect to extend this offering for an additional 90 days or cancel or terminate it at any time.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock has been on the Pink Market, there has been limited trading volume and the trading prices have been volatile. There is no guarantee that an active trading market will develop. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on OTCQB or OTQX marketplaces. See “Securities Being Offered” on Page 31 for the rights and privileges associated with our common stock. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”)

This offering is being made pursuant to Tier 1 of Regulation A, following the Form 1-A Offering Circular disclosure format for smaller reporting companies.

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Commissions and Discounts [2]	Proceeds to Company
Common Stock offered by BMXI	25,000,000	$$0.020	$500,000	$0	$500,000

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing, and other misc. expenses.

(3)	The Shares are being offered on an estimated price range per share of $0.02 to $0.06 per share, with an assumed offering price of $0.02 per share.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 5.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

1 East Liberty Suite 500, Reno NV 89501

410-825-3930; http://www.brookmountcorp.com

Offering Circular Date: January 19, 2023

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SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” “BMXI,” the “Company,” and “Brookmount Explorations” refer to Brookmount Explorations, Inc. together with its wholly owned subsidiaries.

The Company

Brookmount Explorations, Inc. was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring, and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which on a going forward basis will result in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company has registered office in Reno and with offices in Hong Kong, Manado, Indonesia and Melbourne, Australia. The executive offices are located at 12121 Wilshire Blvd, Los Angles, CA 90025, and our telephone number is (410) 825-3930.

The Company is currently authorized to issue 200,000,000 shares of common stock, $0.001 par value. As of December 28, 2023, we had approximately 75,451,370  common shares issued and outstanding held by approximately 290 holders of record. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.” On December 27, 2023, the closing price for our common stock on the OTC Pink Market was $0.0398 per share.

Business Overview

Brookmount Explorations, Inc. is an operator of producing gold properties in the Republic of Indonesia. The company made its first investment in northern Indonesia in 2016 and now owns two gold mining operations in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to production, and; acquire high quality gold concessions with potentially significant confirmed and /or probable reserves which can be confirmed, to international standards, by relevant JORC or 43/101 drilling analysis. The Company will acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, thus strengthening its balance sheet and increasing shareholder value.

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Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,500,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;
(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;
(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,500,000,000 in nonconvertible debt; or
(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

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Summary of the Offering

Securities Offered	25,000,000 shares of common stock, par value $0.001 (the “Common Stock”) by the Company.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

Offering price range per Share	$0.02 to $0.06 per share

Assumed Offering price per Share	$0.02 per share

Number of shares outstanding before the offering of common shares	75,453,370. shares of Common Stock as of the date hereof.

Number of shares outstanding after the offering of common shares if all the shares being offered are sold	100,453,370 shares of Common Stock will be issued and outstanding after this offering is completed if all the shares being offered are sold.

Minimum number of shares to be sold in this offering	None.

Minimum investment	There is no minimum investment amount for investors.

Market for the common shares	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on OTC Pink, informally known as the “Pink Sheets,” under the symbol BMXI.

Use of proceeds

The Company intends to use the proceeds of this offering for marketing, inventory, acquisition and for general and administrative purposes. See “Use of Proceeds” section for details.

There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Termination of the offering	The offering will conclude upon the earlier of the sale of all 0,000,000 shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company has not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company is offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained in here is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

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ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this circular before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. In addition to the other information provided in this circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. The following may not be a comprehensive list of all risks relating to the Company or an investment in its common stock but are those risks as identified by the Company’s management as material.

Risks Related to Our Business

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other gold resource exploration and development companies for financing and for the acquisition of new gold properties. Many of the gold resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of gold properties of merit, on exploration of their gold properties and on development of their gold properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of gold properties. This competition could result in competitors having gold properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our gold properties.

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Our mineral exploration efforts are highly speculative.

Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all the hazards and risks normally encountered in the exploration, development, and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage, and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

Weather interruptions in Indonesia may affect and delay our exploration operations.

The weather is a hot and humid tropical wet and dry climate according to the Köppen climate classification system. Despite being located relatively close to the equator, the area has distinct wet and dry seasons. Wet seasons in Kalimantan cover most of the year, running from November through June.

We engage in transactions with related parties and such transactions present possible conflicts of interest that could have an adverse effect on us.

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. This could have a material effect on our business, results of operations and financial condition. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours. Further, the appearance of conflicts of interest created by related party transactions could impair the confidence of our investors.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our service locations and product development programs or commercialization efforts and could cause our business to fail.

We expect to need additional funding to complete our planned exploration program and acquisition of properties. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition, and results of operations if we are unable to raise additional funds in the future, our business will need to be curtailed.

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The impact of the COVID-19 pandemic has had, and is expected to continue to have, an adverse effect on our business and our financial results.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains and created significant volatility and disruption of financial markets. The COVID-19 pandemic has had and is expected to continue to have an adverse effect on our business and financial performance.  In light of the lockdown requirements surrounding the COVID-19 pandemic, production at the heap leaching operations have been suspended since April. The extent of the impact of the COVID-19 pandemic, including our ability to execute our business strategies as planned, will depend on future developments, including the duration and severity of the pandemic, which are highly uncertain and cannot be predicted.

Unfavorable global economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives, or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

Risks Related to Our Corporate Operations

Our financial statements have not been audited by a certified public accountant.

Management has prepared the accompanying financial statements. They have not been audited by a certified public accountant. A certified public accountant is required to undertake certain procedures when it audits financial statements. Those audit procedures are designed to ensure the reliability and accuracy of the financial statements and to detect fraud and the potential for fraud in the issuer’s financial reports. Investors will not have the benefit accruing from an independent audit of the financial statements.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract additional qualified individuals to our management team., our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. The loss or limitation of the services of any of our executive officers or members of our senior management team, or the inability to attract additional qualified management personnel, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation and bylaws and by Nevada law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our board of directors to issue shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

In addition, certain provisions of the Nevada General Corporation Law, or the NGCL, may have the effect of impeding a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could be in the best interests of our stockholders, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that holders of “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise voting power in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The NGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our Articles of Incorporation or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

In addition, the provisions of our Articles of Incorporation on the removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

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Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions that you do not believe are in your best interests.

Nevada law provides that a director has no liability in that capacity if he or she satisfies his or her duties to us and our stockholders. Upon completion of this offering, as permitted by the NGCL, our Articles of Incorporation will limit the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our Articles of Incorporation will authorize us to obligate us, and our bylaws will require us, to indemnify our directors for actions taken by them in those capacities to the maximum extent permitted by Nevada law. Our Articles of Incorporation and bylaws also authorize us to indemnify these officers for actions taken by them in those capacities to the maximum extent permitted by Nevada law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited. In addition, we will be obligated to advance the defense costs incurred by our directors and our officers, and may, in the discretion of our board of directors, advance the defense costs incurred by our employees and other agents, in connection with legal proceedings.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

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Risks Related to Doing Business in Indonesia

It is not possible to predict the impact new laws and regulations, in particular laws and regulations affecting mining may have on our future activities.

Changes in laws or regulations however may materially increase our cost of doing business and operating in Indonesia and thereby materially and adversely affect the Indonesian entities. In addition, it may be necessary to modify existing structures and operations to adhere to evolving laws or regulations.

In Indonesia, IUPs are subject to various conditions and compliance requirements.

Failure to comply with those conditions and compliance requirements, including periodically submitting annual reports and budget plans to the relevant regional government and the Indonesian Department of Energy and Mineral Resources ("DEMR"), and the payment of any required deposits, dead rent, government royalties, forestry fees, land and building tax and other levies to the Indonesian Government, or failure to comply with any applicable laws, could ultimately lead to termination of the IUPs and our loss of the rights to conduct mining activities under them.

While penalties and other civil or criminal sanctions are not applicable to breaches of IUP conditions, non-compliance activities may lead to loss of the IUPs. Non-compliance with applicable mining, environmental, health, safety and other laws or requirements, may also constitute breaches of laws, regulations or rules which by themselves may lead to penalties and other civil or criminal sanctions.

We are not subject to any compliance requirements. We cannot provide assurance that the IUPs will not be subject to challenge or that the Indonesian Government will not vary the terms applicable to the IUPs by new regulations.

We are subject to environmental laws in Indonesia

Due to the potential impact on the environment, mining activities are required to comply with various environmental standards and requirements set by Indonesian environmental law and regulations and to satisfy obligations under reclamation standards set by the Indonesian Government. The Indonesian Government may require the suspension or even ceasing of mining operations if there is evidence of failure to meet relevant environmental standards or reclamation obligations.

We are subject to jurisdiction of the courts in Indonesia which may prevent shareholders from collecting damages from our assets.

Decisions of courts in Indonesia on matters of Indonesian law are not mandatorily or customarily binding on lower courts or in the same court in any subsequent case. Indonesian judges have very broad fact-finding powers and a high level of discretion in relation to which of those powers are exercised. The judgments of Indonesian courts are not systematically published and it is not possible to ensure a complete understanding of points of Indonesian law as interpreted and applied by the courts in Indonesia or in particular courts. Judges are often unfamiliar with sophisticated commercial or financial transactions, leading in practice to a lack of certainty in the interpretation and application of Indonesian law. Litigation in Indonesia may be protracted.

In addition, judgments of courts outside Indonesia, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Indonesian courts due to the absence of any bilateral or multilateral treaties for reciprocal enforcement of judgments. Although judgments of courts outside Indonesia may be admissible as non-conclusive evidence of foreign law in proceedings before the Indonesian courts, the proceedings would need to be commenced anew in Indonesia. There is doubt as to whether Indonesian courts will enter judgments in original actions brought in Indonesian courts predicated solely upon the civil liability provisions of such foreign laws.

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Although Indonesia is a party to the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, the enforcement of any international arbitration award in Indonesia must still comply with the requirements of specific matters relating to domestic law, as permitted under the New York Convention. These requirements include registration of the award in Indonesia and a finding by the Chief Judge of the Central Jakarta District Court that enforcement of the award would not violate public policy in Indonesia, in addition, Indonesian debtors have been known to contest enforcement of arbitration awards in Indonesia. As long as an arbitration award does not contain elements that contradict Indonesian public policy, opposition to enforcement is typically initiated by parties facing enforcement and not from the Indonesian administrative and/or judicial authorities.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions.

Risks Related to our Common Stock and This Offering

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “BMXI.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock is quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

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Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

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Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. Accordingly, our directors and executive officers have significant influence over our affairs due to their substantial ownership coupled with their positions on our management team and have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

The offering price of our shares has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

Purchasers of our common stock may experience immediate dilution and/or future dilution.

Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders. Consequently, the common stockholders may experience dilution in their ownership of our stock in the future and as a result of this offering.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This Offering Circular contains forward-looking statements, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;
•	our ability to develop, acquire, and advance services and products for our customer base;
•	the implementation of our business model and strategic plans for our business
•	the terms of future licensing, operational or management arrangements, and whether we can enter into such arrangements at all;
•	timing and receipt or revenues, if any;
•	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;
•	regulatory developments in the United States;
•	our ability to maintain and establish collaborations or obtain additional funding;
•	our use of proceeds from this offering;
•	our financial performance; and
•	developments and projections relating to our competitors and our industry.

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We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this Subscription Booklet. Further, we cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DETERMINATION OF OFFERING PRICE

Our Offering Price is arbitrary with no relation to value of the Company. This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the Common Stock offered under this offering.

If the maximum amount of 25,000,000 are sold under this Offering, the purchasers under this Offering will own 25% of the issued and outstanding shares common stock.

DILUTION

Investors in this offering will experience immediate dilution, as exampled below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

As of August 31, 2023, our net tangible book value was estimated at approximately $6,961,000, or approximately $0.55 per share. After giving effect to our sale of the maximum offering amount of $1,000,000 in securities, assuming no other changes since August 31, 2020, our as-adjusted net tangible book value would be approximately $16,961,000, or $0.75 per share. At an offering price of $0.20 per share, this represents an immediate dilution in net tangible book value of $0.25 per share to investors of this offering, as illustrated in the following table:

Public offering price range per share	$.020 to .060
Net tangible book value per share	$0.47
Change in net tangible book value per share attributable to new investors	$.0170
Adjusted net tangible book value per share after offering	$0.49
Dilution per share to new investors in the offering	$0.25

The above calculations are based on 75,453,370 common shares issued and outstanding as of December 28, 2023 before adjustments and 100,453,370 common shares to be outstanding after adjustment, assuming the offering complete without additional shares issued, assets acquired or liabilities incurred.

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PLAN OF DISTRIBUTION

Currently, we plan to have our directors and executive officers sell the Shares offered by the Company on our behalf. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors, including, but not limited to, the use of social media, newscasts, advertisements, roadshows and the like.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file a supplement to this circular to identify them.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Market under the symbol “BMXI.” While our common stock is on the Pink Market, there has been limited trading volume. There is no guarantee that an active trading market will develop in our securities. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this circular being qualified by the SEC, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the qualification date of this amended circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

There can be no assurances that the Company will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. All shares will be offered on a “best efforts” basis.

All of the foregoing and following may affect the marketability of our securities. Should any fundamental change occur regarding the status or other matters concerning us, we will file an amendment to this circular disclosing such matters.

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Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are offering up to 25,000,000 shares of our common stock on a price range for $0.02 to $0.06 per share, assuming the offering price is $0.02 per share for a total of up to $500,000 in gross offering proceeds, assuming all securities are sold. There is no minimum investment established for investors and no minimum offering amount. We may sell significantly fewer shares of common stock than those offered hereby. All accepted subscription funds will be immediately available for the Company’s use. The Company may, in its sole discretion, choose to accept the cancelation of debt owed by the Company as consideration for shares of common stock offered hereby. Any common shares sold for debt cancellation shall be subject to the same terms and conditions as other Shares sold hereunder, including the purchase price for such Shares.

All subscription agreements and checks are irrevocable until accepted or rejected by the Company and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. The Company may accept or reject any subscription, in whole or in part, in its sole discretion.

The Company will deliver stock certificates to the purchasers within five days from request by a shareholder; otherwise shareholders’ shares may be noted and held on the book records of the Company.

We will not apply for “blue sky” registration in any state. If applicable, the shares may not be offered or sold in certain jurisdictions unless they comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

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USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. It is possible that the Company may not raise the entire $500,000 in shares being offered through this Offering Circular. In such case, it will reallocate its use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

	Percentage of Maximum Offering
	100%	75%	50%	25%
Gross Offering Proceeds	$500,000	$375,000	$250,000	$125,000
Offering Costs(1)	$50,000	$50,000	$50,000	$50,000

Use of Net Proceeds:
Expansion of Production US/Can.	$250,000	$175,500	$75,000	$—
Working Capital	$200,000	$150,000	$125,000	$75,000

(1)	The Company expects to spend approximately $50,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc.

DESCRIPTION OF BUSINESS

Brookmount Explorations, Inc. (the “Company,” “we,” “us,” and “our”) was organized in 1999 and is incorporated in Nevada. The Company was organized for the purpose of acquiring, exploring and developing mineral properties.

Effective January 30, 2018, pursuant to a Securities Exchange Agreement dated as of January 16, 2018 (the “Exchange Agreement”) between Brookmount Explorations, Inc. (the “Company”) and the stockholders (the “SL Stockholders”) of SL Group Holdings, Limited, a British Virgin Island corporation (“SL”), the SL Stockholders exchanged all of the shares of capital stock of SL for 120,000,000 shares of the Common Stock of the Company (the “Exchanged Shares”), and the Company’s Series A Convertible Notes. As a result of the Share Exchange, SL became a 100% owned subsidiary of the Company, which on a going forward basis will result in consolidated financial reporting by Brookmount Explorations, Inc. to include the results of SL Group Holdings, Limited. The closing of the Share Exchange occurred concurrently with entry into the Share Exchange Agreement and resulted in a change of control for the Company.

SL was incorporated in the British Virgin Islands as a holding company for strategic, high growth mineral investments in South East Asia, particularly Indonesia and the Philippines, the region’s most dynamic growth economies with high levels of natural resources and stable democratic political systems.

The Company has its registered office in Reno NV and has offices in Alberta Canada, Manado Indonesia and Melbourne Australia. The US office of the Company is located at 1 East Liberty, Reno NV 89501 and our telephone number is (775) 2345221.

The Company is currently authorized to issue 200,000,000 shares of common stock, $0.001 par value. As of December 28, 2023, we had approximately 75,453,370 common shares issued and outstanding held by approximately 290 holders of record. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “BMXI.”

The Company’s securities are currently quoted on OTC Markets Pink marketplace. There is a limited market for the shares included in this offering.

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Business

Brookmount Explorations, Inc. is an operator of producing gold properties in the Republic of Indonesia. SL Holdings Ltd., the wholly owned subsidiary of the Company, currently operates 2 gold producing properties in in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

The Company has invested approximately $2 million in acquiring and developing its operations to date. Our operating partner in the Talawaan facility manages operations on a day to day basis, whilst production at Alason is currently suspended following Covid shutdowns in 2020.

Both the Company’s Talawaan and Alason investments are covered by 20 year operating agreements supported by local mining and forestry authorities operating permits and licenses. In keeping with its status as a “local investor”, the Company maintains close working relationships with local authorities and agencies.

Market Strategy

Brookmount’s operating strategy is twofold: to build a portfolio of high ore grade, fully licensed properties which carry relevant operating permits and are either in, or can be readily brought up to production, and; acquire high quality gold concessions with potentially significant confirmed and /or probable reserves which can be confirmed, to international standards, by relevant JORC or 43/101 drilling analysis.

Brookmounts’ bifurcated strategy enables the Company to build a portfolio of high-quality gold assets and recycle operating cash flow into expanding its facilities and ore deposits, greatly accelerating its growth trajectory and expansion of its reserve portfolio. The Company will acquire high quality gold concessions and invest in drilling programs to bring reserves up to JORC standards, thus strengthening its balance sheet and increasing shareholder value.

Competition

The mining industry is acutely competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of exploration stage properties or properties containing gold reserves. Many of these companies have greater financial resources, operational experience and technical capabilities than us. It is our gold to develop a “land bank” of assets to buy and sell assets and mine gold with strategic partners. This will allow us to source gold from our properties to purchasers quickly and efficiently. It is the Company’s intention to identify strategic partners to coordinate construction of gold mining infrastructure for concessions acquired. Ultimately, it is the Company’s intention to identify and negotiate with strategic partners to coordinate and pay for feasibility studies, construction of gold mining infrastructure and mining operations for concessions acquired. By working with select strategic partners and using limited recourse project financing, we anticipate we will be able to compete with larger companies with greater resources.

Employees

We currently have a total of 50 full time employees and up to 100 part time (contract) employees. We have and will also engage independent contractors to provide professional services.

Management

Key shareholders and management of the Company comprise a highly experienced team with backgrounds in manufacturing and distribution, mining, finance and accounting, banking and transportation.

Most importantly, the team, being predominantly Asian based, has collectively several decades of experience in the region and enjoys strong relationships with key local players in markets such as Indonesia and Australia which will be the growth drivers for the next 5 years.

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Government Regulation

On January 12, 2009, Law No 4 of 2009 on Mineral and Coal Mining (the “Mining Law”) came into effect. The Mining Law replaced Law No 11 of 1967 (the “Old Mining Law”) and made significant changes to Indonesia’s mining regulatory regime which operated for more than 40 years. Under the Old Mining Law, mining activities were permitted to be carried out under a mining authorization known as Kuasa Pertambangan (KP). There are a number of transitional issues relating to KPs issued under the Old Mining Law.

The Mining Law now provides for new forms of mining rights known as:

•	Mining Business Permits (Izin Usaha Pertambangan – IUP) – basic permits for conducting a mining enterprise within a commercial mining area; and
•	Special Mining Business Permits (Izin Usaha Pertambangan Khusus – IUPK) – permits for conducting a mining enterprise within a state reserve area.

State reserve areas will be determined by the government based on the government’s desire to reserve an area for national strategic needs or to conserve certain properties based on a need to protect the ecosystem or environment. The Company does not have any mining enterprises within a state reserve area.

For IUPs that are not “conversions” from KPs, every holder of an IUP will first need to obtain a Mining Business Permit Area (Wilayah Izin Usaha Pertambangan – WIUP) subject to prescribed minimum and maximum limits:

•	An Exploration IUP, which authorizes the holder to conduct general survey, exploration and feasibility studies; and
•	Production Operation IUP, which authorizes the holder to conduct construction, mining, processing and purification, hauling and selling.

Under the Mining Law, an IUP holder is only allowed to hold one IUP. However, transitional provisions in Government Regulation No 23 of 2010 allow mining concession holders who held more than one concession before the enforcement of Mining Law, to convert those concessions to IUPs and hold on to them until expiration (subject to compliance with the conditions of the IUPs and the prevailing laws and regulations). While a company can hold only one IUP, companies may have several different subsidiaries apply for several different IUPs. The Company may then, therefore, obtain new IUPs.

The current situation in relation to the Mining Law is that:

•	KPs should have been converted to IUPs, as required under the implementing regulations; and
•	IUPs in relation to new work areas are not yet being issued. This is because the Government is still considering what mining areas will be opened up for tendering.

We expect foreign investment in the Indonesian mining industry to increase on the back of continued efforts by the government to improve the country’s regulatory framework as it seeks to increase revenues derived from mining activities. In compliance with Indonesian regulations the Company, through Indonesian counsel, is filing a foreign investment approval application for all concession acquisitions in Indonesia. We do not expect the Mining Law, and the changes enacted, to impact our operations.

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Environmental Regulations

On October 3, 2009, the Indonesian Government passed Law No 32 of 2009 regarding Environmental Protection and Management (the “Environmental Law”), replacing Law No 23 of 1997 on Environmental Management (the “Old Environment Law”). Under the Environmental Law, every business activity having significant impact on the environment (like mining operations) is required to carry out an environmental impact assessment (known as an AMDAL). Based on the assessment of the AMDAL by the Commission of AMDAL Assessment, the Minister, Governor, or Mayor/Regent (in accordance with their respective authority) must specify a decree of environmental feasibility. The decree of environmental feasibility is used as the basis for the issuance of an environmental license by the Minister, Governor, or Mayor/Regent (as applicable). The environmental license is a pre-requisite to obtaining the relevant business license. One of the business activities that must have an AMDAL is the exploitation of mineral resources. The Minister for Environmental Affairs is responsible for issuing a list of the types of businesses which must produce an AMDAL as a pre-requisite to being licensed.

There are only a few implementing regulations that have been issued in relation to the Environmental Law. As a result, the implementing regulations of the Old Environment Law still apply in some circumstances, to the extent that they do not contradict the Environmental Law. Under the Old Environmental Law and its implementing regulations: (a) an AMDAL is not required to be prepared for general survey and exploration activities; and (b) an AMDAL must be prepared and approved in order for a business to enter into the exploitation (operation and production) phase. Projects (or sub-projects) which are not required to produce an AMDAL may nevertheless still be required to produce Environmental Management Efforts (UKL) and Environmental Monitoring Efforts (UPL). Technical guidelines announced by the Minister of Energy and Mineral Resources state that regional governments are responsible for approving AMDALs in their respective jurisdictions and for supervising environmental management and the monitoring efforts of an IUP holder.

Further details regarding AMDAL requirements are set out in Government Regulation No 27 of 1999 on Environmental Impact Assessment, which is the implementing regulation of the Old Environment Law. Under the Old Environment Law and its implementing regulations, an AMDAL consists of several components, namely: (a) a framework of reference document used to establish the framework for the AMDAL (KA-ANDAL); (b) an environmental impact analysis report (ANDAL); (c) an environmental management plan (RKL); and (d) an environmental monitoring plan (RPL). Although the components of an AMDAL have not been specified, the Environmental Law stipulates that an AMDAL document must contain the following: (a) an assessment of the impact of the business activities plan; (b) an evaluation of the activities in the area surrounding the location of the business; (c) feedback from the community on the business activities plan; (d) an estimation of the impact and significance of the impact that may occur if the business activities plan is implemented; which a holistic evaluation of the impact that may occur to determine the environmental feasibility; and (f) an environmental management and monitoring plan. In addition to the requirement to obtain an environmental license, every business and/or activity that has the potential to cause a significant impact on the environment, a threat to the ecosystem and life, and/or human health and safety must also conduct an environmental risk analysis. A number of other regulations also apply to mining operations, requiring operators to obtain licenses for the disposal of waste and toxic or hazardous materials.

We do not expect the Environmental Law, and the changes enacted, to impact our operations.

Legal Proceedings

We are not aware of any pending legal proceedings, to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority. From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time and harm our business.

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DESCRIPTION OF PROPERTY

Office Properties

The principal executive offices of the Company are located in Reno, Nevada, and are leased by the Company on a serviced office basis.

The company made its first investment in northern Indonesia in 2018 and now owns two gold mining operations in Minahasa Regency of Sulawesi province, one of Indonesia’s most significant areas of gold mineralization having been largely surveyed, assessed and operated by Newmont Mining, one of the world’s largest gold mining conglomerates.

Talawaan Facility:

A 50 hectare reserve and onsite processing facility located in a high grade volcanic hosted sediment body in the district of Talawaan, adjacent to the airport at Manado, regional capital. This facility, which has been in operation for over 10 years was recently renovated and upgraded and comprises over 50 ball mills (ore crushers), 5 high capacity floatation tanks, tailing ponds and off site smelting operations. Ore is excavated at shallow depth, from strategic locations on the property based on existing ore distribution data as well as onsite drill tests. Geologist estimates put remaining gold reserves on this property at over 50,000oz pecialrox. $100mm at current gold prices. The facility also processes ore from 3rd party mining operations on a contract basis contributing up to 35% of monthly revenue.

Processing at Talawaan is using traditional ball mills to reduce the the size of ore particles and floatation tanks for the separation and cyanidation process. Final smelting process for both operations is similar. The offsite smelting facilities are wholly owned and capable of refining gold both to phase 1 (“dore” of 60-75% purity) and phase 2 (investment grade) gold of 99% purity.

The following satellite image indicates the location of the Talawaan facility.

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Additionally, the below map shows the current property and facilities layout.

Alason Facility:

An area of approximately 17 hectares of high grade volcanic ore body in a rich mineralization area about 3 hours west of Manado. The Company, through its Taiwanese joint venture partner, has constructed state of the art heap leaching facilities on this site, together with tailing ponds, carbon filtration unit, power generation and plumbing facilities, water storage, worker accommodation and office facilities. Under the joint venture agreement, the Taiwanese partner assumes full responsibility for costs of building and operating leach pad facilities. Net revenue from production is shared between the parties on a 30/70 basis. To date 2 leach pads (and associated infrastructure) have been constructed with total processing capacity of 42,000 tonnes of ore. Initial processing took place in February 2020, producing approximately 280oz of (99%) pure gold.

Heap leaching technology is a low impact form of gold mining typically utilized in areas of volcanic mineralization, where ore is shallow depth, soft volcanic soil and can be extracted through excavation rather than the more destructive and expensive shaft mining with the ore leached of minerals through continuous irrigation on a football sized pad.

The process is self contained and has a low environmental impact, especially important in ecologically sensitive rainforest

The following satellite image shows the location of the Alason facility.

Sam Ratulangi
International
Airport
Tatelu
LINGKUNGAN 5
LINGKUNGAN 1
Manado
LINGKUNGAN 5
LINGKUNGAN III
LINGKUNGAN 2

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Additionally, the below map shows the current property and facilities layout.

We believe that our existing facilities are adequate for our present purposes. Additionally, the Company plans to use the proceeds from this offering to acquire gold and JORC reserve area and production infrastructure in major gold markets including and North America, and to expand the production at Indonesian Facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

On January 30, 2018, the Company entered into a securities exchange agreement with the stockholder of SL Group Holdings, Limited. As a result of the share exchange, SL Group Holdings, Limited became a 100% owned subsidiary of the Company. The Company is headquartered in Reno, NV and is an operator of producing gold properties in the Republic of Indonesia. Additionally, the Company owns a production area of approximately 500 HA, together will various equipment and fixed assets on site, in Canada, close to the Alaska border, in the Tintina Gold Belt, and a smaller property of approximately 50 HA, which is located in MacArthur Creek area on the Alaska side of the Tintina Gold Belt. The Company is planning to bring these two properties in North America into production in 2024. The Company seeks opportunities to acquire and operate mining areas and facilities that possess strong values and that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders.

Results of Operations

The following analysis on results of operations was based primarily on the Brookmount Explorations, Inc.’s financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the unaudited financial statements and the notes to those statements for the three and nine months ended August 31, 2023 and 2022, and for the years ended November 30, 2022 and 2021.

Results of operations for three and nine months ended August 31, 2023 and 2022 (unaudited)

Revenue

The Company had revenues of $4,850,000 and $14,015,000 for the three and nine months ended August 31, 2023, respectively, as compared with $4,530,000 and $13,156,000 for the same periods in 2022, respectively. The increase was primarily due to the increase in production and in the price of gold during the period.

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Cost of Sales

The Company had cost of sales in the amount of $1,697,000 and $4,697,000 for the three and nine months ended August 31, 2023, respectively, as compared with $1,463,000 and $4,321,000 for the same periods in 2022, respectively. The increase was mainly due to the increase in cost of raw materials.

Operating Expenses

The Company had operating expenses of $458,000 and $1,425,000 for the three and nine months ended August 31, 2023, respectively, as compared with $490,000 and $1,488,000 for the same periods in 2022, respectively. The increase was mainly due to the increase in depreciation and amortization expense, and selling, general, and administrative expense.

Other Expense

For the three and nine months ended August 31, 2023, other expenses were $22,000 and $56,000, respectively, as compared with $16,000 and $50,000 for the same periods in 2022, respectively. The increase was mainly due to increase in interest expense 2023.

Income Tax Expense

The Company had income tax provision of $85,000 and $913,000 for the three and nine months ended August 31, 2023, respectively, as compared with $125,000 and $1,025,000 for the same periods in 2022, respectively. The increase was mainly due to an increase in provision to cover possible tax liability generated on increased net income.

Net Income

The Company had net income of $2,673,000 and $7,837,000 for the three and nine months ended August 31, 2023, respectively, as compared with $2,436,000 and $7,172,000 for the same periods in 2022, respectively. The increase was mainly due to the improved operating margins as ore processed during the period was of a higher grade.

Liquidity and Capital Resources

Operating Activities

Net cash generated from operating activities was $2,408,000 for the nine months ended August 31, 2023, compared to $6,212,000 during the same period in 2022. The positive cash flow from operation during the nine months ended August 31, 2023 was due primarily to net income of $6,924,000, plus non-cash expenses including $202,000 of depreciation and amortization expense, $786,000 in share based payments the increase in accounts payable by $189,000, the increase in inventory by $300,000 offset by decrease in non-affiliate receivable and tax provision by $4,318,000 and $1,075,000, respectively. Comparatively, the positive cash flow from operation during the nine months ended August 31, 2022 was due primarily to net income of $6,272,000, plus non-cash expenses including $299,000 of depreciation and amortization expense, the increase in non-affiliate receivable by $640,000, and the decrease in accounts payable by $125,000, offset by the decrease in inventory and tax provision by $125,000 and $820,000, respectively.

Investing Activities

During the nine months ended August 31, 2023, net cash used in investing activities was $3,602,000 due to the purchase of property and equipment in amount of $2,952,000 and payments for land usage rights of $650,000. During the nine months ended August 31, 2022, net cash used in investing activities was $6,599,000 due to payments of $2,399,000 and $4,200,000 for property and equipment and land usage right and investment respectively.

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Financing Activities

During the nine months ended August 31, 2023, net cash provided by financing activities was $1,076,000 due to the proceeds from convertible notes and share issuance. During the nine months ended August 31, 2022, net cash provided by financing activities was $769,000 due to the proceeds from by convertible notes and share issuance.

Results of operations for years ended November 30, 2022 and 2021 (unaudited)

Revenue

For the years ended November 30, 2022 and 2021, revenues were $16,356,000 and $14,070,000, respectively. The increase was primarily due to the increases in production and increase in gold price.

Cost of Sales

For the years ended November 30, 2022 and 2021, cost of sales were $5,421,000 and $4,292,000, respectively. The increase was mainly due to the increase in mining and exploration expense.

Operating Expenses

For the years ended November 30, 2022 and 2021, operating expenses were $2,125,000 and $2,010,000, respectively. The increase was mainly due to the increase in depreciation and amortization while selling, general and administrative expense, such as consulting expense, professional fee, and etc remain relatively comparable.

Income Tax

For the years ended November 30, 2022 and 2021, provision for income taxes were $1,250,000 and $1,100,000, respectively. The increase was mainly due to the increase in income from continuing operations.

Net Income

For the years ended November 30, 2022 and 2021, net income were $7,498,000 and $6,650,000, respectively. The increase was mainly due to the increase in production and gold price

Liquidity and Capital Resources

Operating Activities

Net cash generated from operating activities was $3,608,000 for year ended November 30, 2022, compared to $2,564,000 during the year ended November 30, 2021. The positive cash flow from operation during the year ended November 30, 2022, was due primarily to net income of $7,498,000, plus non-cash expenses of $394,000 in depreciation and amortization expense, and the decrease in in inventory, accounts payable and non-affiliate loans by $2,075,000, $49,000 and $2,492,000, respectively, offset by the increase tax payable by $325,000. Comparatively, the positive cash flow from operation during the year ended November 30, 2021, was due primarily to net income of $6,550,000, plus non-cash expenses of $252,000 in depreciation and amortization expense, and the decrease in inventory and non-affiliate loans by $901,000 and $3,963,000 respectively, offset by the increase in accounts payable and tax payable by $306,000 and $250,000, respectively.

Investing Activities

During the year ended November 30, 2022, net cash used in investing activities was $4,294,000 due to the purchase of property and equipment for $2,744,000 and payments of $1,5500,000 for land usage right. During the year ended November 30, 2021, net cash used in investing activities was $2,982,000 due to purchase of property and equipment for $482,000 and payments for land usage right of $2,500,000.

26

Financing Activities

During the year ended November 30, 2022, net cash provided by financing activities was $807,000 due to the proceeds from convertible notes and share issuance offset by loan repayments. During the year ended November 30, 2021, net cash provided by financing activities was $315,000 due to the proceeds from convertible notes and share issuance.

We had cash on hand of $65,000 and a working capital deficit of $122,000 as of August 31, 2020. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business. Additionally, we plan to initiate an equity offering under Regulation A during the second quarter of 2021 to attempt to raise additional equity capital. If successful, proceeds from this offering will be used to pay down debts and fund our working capital.

Off-Balance Sheet Arrangements

As of August 31, 2023 and November 30, 2022, the Company did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act of 1934.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of December 1, 2023 are as follows:

Name	Position	Age
Nils A. Ollquist	Chief Executive Officer, Director	67
Christopher Lim	Chief Financial Officer	51
Nicholas Medway	Non Executive Director	47
Errin Kimball	Executive Director & Chief Operating Officer	52
Frederick Kempson	Non-Executive Director	79

Nils A. Ollquist, age 67, Director & Chief Executive Officer

Nils Ollquist has over 35 years experience in international banking and corporate finance in Asia, the US, Europe and Australia. Mr Ollquist. Prior to setting up a corporate finance and advisory firm in Hong Kong in 1993, Mr Ollquist headed Asian Mergers & Acquisitions for Bank of America based in Hong Kong and prior to that held a number of senior corporate finance and advisory roles for international banks such as Barclays in Sydney, Amro Bank in Amsterdam and Security Pacific National Bank in Los Angeles and New York. Mr Ollquist has extensive business relationships in South East Asia, particularly Indonesia and, as a founding investor and major shareholder in SL Holdings, was instrumental in developing and maintaining the Company’s Indonesian business. He holds degrees in Economics & Law from the Australian National University.

Chris Lim age 51, Chief Financial Officer

(to come)

Christopher Lim was appointed as Chief Financial Officer on September 1, 2020. Mr. Lim is a Practicing Chartered Accountant (“CPA”) with over 20 years chartered accounting experience, including general accounting, audit and regulatory compliance services in leading accounting firms including Deloitte Touche and BDO. During his career, Mr Lim has acted as CFO for both US and Australian (ASX) listed companies. He holds undergraduate and postgraduate degrees in commerce and accounting from the University of Melbourne.

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Nicholas Medway, age 47, Director

Nicholas Medway was appointed as Director in February 2018. Mr. Medway has worked in a number of public and private sector roles since 1995, including a senior executive role in a major telecommunications company prior to joining the Royal Australian Air Force as a commissioned officer and pilot serving until 2000. Since this time, he has largely worked within senior ranks of federal law enforcemenpecializinging in criminal and regulatory compliance. Mr Medway has extensive experience in management, moving on from his role as a CEO in the private sector, to Enforcement Director of Border Force Australia.

Errin Kimball, age 51, Executive Director & Chief Operating Officer

Mr Kimball has over 3 decades in exploration and mining development, from conceptualization to mine closure and reclamation. Mr Kimball has served as Geological Technologist for Romarco Minerals, which was later acquired by Oceana Gold Corp for $860 million. His role on the team for this transaction led to the discovery of the renown “Diavik” Rio Tinto Diamond Mine, Canada’s second diamond mine with a production of over 100 million carats of high quality rough diamonds. Mr Kimball has also served in senior roles at Kennecott Canada (Rio Tinto) and Cominco Inc. As Chief Geologist for Synenco Energy, Mr Kimballs’ team was credited with discovering 2.4 billion barrels of bitumen, leading to the acquisition of Synenco by Total of France for $480 million.

Prior to his corporate career, Mr Kimball served as the Aggregate and Industrial minerals Geologist for the Alberta Geological Survey Department. He hold a BSc. In Geology from the University of Alberta and hold an Honours in Mineral Exploration Technology from the Northern Alberta Institute of Technology.

Frederick Kempson, age 79, Director.

Mr Kempson is a highly experienced international banker who has, during his career, headed a number of financial institutions in Australia including Australian Investment Finance Corporation, a joint venture between Mitsubishi Trust, ANZ Bank and Bank of Montreal, and Security Pacific National Bank in Australia. Mr Kempson is also highly experienced in the Australian resources sector, including coal, and precious metals. Mr Kempson is a director of Norseman Gold PLC (UK) and AHA Retail Partners PLC (UK).

Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our certificate of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that two of our directors are independent, Frederick Kempson and

Nicholas Medway, as the term “independent” is defined by the rules of NASDAQ Rule 5605.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors, c/o the Corporate Secretary at 1 East Liberty Suite 500. Reno, NV 89501. Our corporate secretary will forward stockholder communications to our board of directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

The Company intends to seek additional members for its Board of Directors. In evaluating director nominees, our Company considers the following factors:

•	The appropriate size of the Board;
•	Our needs with respect to the particular talents and experience of our directors;
•	The knowledge, skills and experience of nominees;
•	Experience with accounting rules and practices; and
•	The nominees’ other commitments.

Our Company’s goal is to assemble a Board of Directors that brings our Company a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the last fiscal year ended November 30, 2023.

Name	Cash compensation ($)	Stock Awards ($)	Total compensation ($)
Nils A. Ollquist, CEO & Director	100,000	1,250,000	100,000x
Christopher Lim, CEO & Director	50,000	500,000	50,000
Nicholas Medway, Director	xxxx	500,000	xxxx
Frederick Kempson, Director	xxxx	500,000	xxxx
Errin Kimball, COO & Director	90,000	1,250,000	90,000
(Officers and Directors as a group (5 persons)	240,000	2,750,000	240,000

No non-employee directors received any form of compensation during the years ended November 30, 2022. We do not have a compensation committee. Compensation for our directors and officers is determined by our board of directors.

Executive Officer Compensation

Pending

Stock Option Plan

Pending

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who is known by the Company to own beneficially more than ten percent (10%) of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our current executive officers, significant employees and directors as a group, as of December 28, 2023.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of December 28, 2023, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Beneficial ownership as set forth below is based on our review of our record shareholders list and public ownership reports filed by certain shareholders of the Company, and may not include certain securities held in brokerage accounts or beneficially owned by the shareholders described below.

We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 1 East liberty, Reno NV. As of December 28, 2023, we had approximately 75,453,370 outstanding shares of common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Officers and Directors Nils A Ollquist	1,250,000	1.7%
Errin Kimball	5,250,000	7.7%
Nicholas Medway	500,000	0.5%
Christopher Lim	500,000	0.5%
Frederick Kempson All officers and directors as a group (3 persons)	7,500,000	11.5%

The above tables are based upon information derived from our stock records. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our com mon stock listed below have sole voting and investment power with respect to the shares shown.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein (or within the section entitled Executive Compensation of this prospectus or the Share Exchange), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2022 and 2021 or the current fiscal year, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;
•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

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SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our Common Stock, or an immediate family member of any of those persons. The descriptions set forth above under the captions “The Exchange and Related Transactions—Exchange Agreement,” “Executive Compensation—Employment and Related Agreements” and “—Director Compensation” and below under “Description of Securities—Options” are incorporated herein by reference.

The following is a description of transactions since January 1, 2018 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-Exchange capital stock (or pre-Exchange DSI’s common stock), or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Loans from Related Parties, if any: None

Long-Term Debt to Related Parties: None

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $125,900 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

SECURITIES BEING OFFERED

This circular relates to the sale of 25,000,000 shares of our common stock by the Company on a price range for $0.02 to $0.06 per share, assuming the offering price is $0.02 per share for total offering proceeds of $500,000 if all offered shares are sold. There is no minimum investment established for investors and no minimum offering amount. There is no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

We have authorized capital stock consisting of 200,000,000 shares of common stock, $.001 par value. As of December 28, 2023, we had approximately 75,453,370 shares of common stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation, which has been publicly filed with the OTC Markets Pink marketplace.

The following description is a summary of the material rights of shareholders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws. Each of the foregoing documents has been filed as an exhibit to this circular.

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Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and there are no cumulative rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and non-assessable, and any shares of our common stock to be issued upon an offering pursuant to this Offering Circular will be fully paid and nonassessable upon issuance.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Transfer Agent

The stock transfer agent for our securities is Transfer Online, Inc. in Portland, OR.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on OTC Markets Pink marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on December 27, 2023 was $0.0398 per share.

As of December 28, 2023, there were approximately 290 shareholders of record.

We do not have an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov. In addition, you can find all of our public filings on otcmarkets.com, and specifically at this link: https://www.otcmarkets.com/stock/BMXI/disclosure.

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FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2023 AND 2022

BROOKMOUNT EXPLORATIONS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERS ENDED AUGUST 31, 2023 AND 2022

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Brookmount Explorations, Inc.

Unaudited Consolidated Balance Sheet as at

August 31, 2023

	August 2023 $’000	November 2022 $’000
Assets
Cash and cash equivalents	64	182
Inventory	3,500	3,200
Total current assets	3,564	3,382
Property, plant and equipment, net of accumulated depreciation and amortization	6,150	3,400
Investment in Talawaan Project	500	500
Land Usage rights	10,500	9,850
Receivable due from non affiliate	17,708	13,390
Total non-current assets	34,902	27,140
Total assets	38,422	30,522
Liabilities and Stockholders’ Equity/(Deficit)
Liabilities
Accounts payable	448	259
Convertible notes	300	217
Warrants	—	—
Derivative liabilities	—	—
Income taxes payable	175	1,250
Total current liabilities	923	1,726
Unpaid capital commitments	244	244
Total non-current liabilities	244	244
Total liabilities	1,167	1,970
Equity
Common stock
Authorized: $0.001 par value, 2,000,000,000 shares authorized issued and outstanding: 60,703,370	$281,568	$259,929
Additional paid in capital	3,477	1,720
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Accumulated profits	34,407	27,483
Total stockholders’ equity	37,255	28,552
Total liabilities and stockholders’ equity	38,422	30,552

F-1

Brookmount Explorations, Inc.

Unaudited Consolidated Statement of Operations

For the nine month ended August 31, 2023

	3 months ended August 31, 2023 $’000	9 months ended August 31, 2023 $’000	3 months ended August 31, 2022 $’000	9 months ended August 31, 2022 $’000

Revenue
Sales	4,850	14,015	4,530	13,156
Cost of sales	(1,697)	(4,697)	(1,463)	(4,321)
Gross profit	3,153	9,318	3,067	8,835
Operating expenses
Depreciation and amortization	52	202	115	299
Selling, general and administrative expenses	406	1,223	375	1,189
Total operating expenses	458	1,425	490	1,488
Interest expense	22	56	13	46
Amortization on discount of convertible notes.	—	—	5	6
Fair value adjustment of warrant liabilities		—	(2)	(2)
Total other expenses	22	56	16	50
Income/(loss) from continuing operations before income tax expenses	2,673	7,837	2,561	7,297
Provision for income tax	(85)	(913)	(125)	(1,025)
Net income/(loss) after income tax expense for the period	2,588	6,924	2,436	6,272

Other comprehensive income /(loss)
Other comprehensive income/(loss)	—	—	—	—
Total comprehensive income/(loss) for the period	2,588	6,924	2,436	6,272

F-2

Unaudited Consolidated Statement of Changes in Stockholders’ Equity

For the year ended August 31, 2023 and 2022

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2021	17,795,181	237	737	—	19,985	(911)	20,048
Income after income tax expense for the period	—	—	—	—	1,927	—	1,927
New Share issuance (800,000 shares @ USD 0.114/Share)	800,000	1	90	—	—	—	91
New Share issuance (1,500,000 shares @ USD0.001/Share)	1,500,000	1	—	—	—	—	1
Total comprehensive	—	—	—	—	—	—	—
Income for the period	2,300,000	2	90	—	1,927	—	2,019
Balance at February 28, 2022	20,095,181	239	827	—	21,912	(911)	22,067

Income after income tax expense for the period	—	—	—	—	1,909	—	1,909
New Share issuance (1,650,00,000 shares @ USD 0.001/Share)	1,650,000	2	90	—	—	—	2
New Share issuance (1,333,333 shares @ USD0.12/Share)	1,333,333	1	159	—	—	—	160
Total comprehensive	—	—	—	—	—	—	—
Income for the period	2,983,333	3	159	—	1,909	—	2,071
Balance at May 31, 2022	23,078,514	242	986	—	23,821	(911)	24,138

Income after income tax expense for the year	—	—	—	—	2,436	—	2,436
New Share issuance (1,750,000 shares @ USD 0.001/Share)	1,750,000	2	—	—	—	—	2
New Share issuance (3,733,340 shares @ USD 0.12/Share)	3,733,340	4	444	—	—	—	448
New Share issuance (10,501,864 shares @ USD 0.029/Share)	10,501,864	10	290	—	—	—	300
Total comprehensive	—	—	—	—	—	—	—
Income for the period	15,985,204	16	734	—	2,436	—	3,186
Balance at August 31, 2022	39,063,718	258	1,720	—	26,257	(911)	27,324

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $’000	Total Equity $’000
Balance at November 30, 2022	41,063,718	260	1,720	—	27,483	(911)	28,552
Income after income tax expense for the year	—	—	—	—	2,129	—	2,129
New Share issuance (2,500,000 shares @ USD 0.01/Share)	2,500,000	3	—	—	—	—	3
New Share issuance (7,173,236 shares @ USD 0.075/Share)	7,173,236	7	531	—	—	—	538
New Share issuance (2,038,137 shares @ USD 0.12/Share)	2,038,137	2	243	—	—	—	245
Total comprehensive	—	—	—	—	—	—	—
Income for the period	2,500,000	12	774	—	2,129	—	2,915
Balance at February 28, 2023	52,775,091	272	2,494	—	29,612	(911)	31,467

Income after income tax expense for the year	—	—	—	—	2,207	—	2,207
New Share issuance (7,928,279 shares @ USD 0.10/Share)	7,928,279	8	785	—	—	—	793
Total comprehensive	—	—	—	—	—	—	—
Income for the period	7,928,279	8	785	—	2,207	—	3,000
Balance at May 31,2023	60,703,370	280	3,279	—	31,819	(911)	34,467

Income after income tax expense for the year	—	—	—	—	2,588	—	2,588
New Share issuance (2,000,000 shares @ USD 0.10/Share)	2,000,000	2	198	—	—	—	200
Total comprehensive	—	—	—	—	—	—	—
Income for the period	—	2	198	—	2,588	—	2,788
Balance at August 31,2023	60,703,370	282	3,477	—	34,407	(911)	37,255

F-3

Unaudited Consolidated Statement of Cash Flows

For the nine month ended August 31, 2023

	3 months ended Aug 31, 2023 $’000	9 months ended Aug 31, 2023 $’000	3 months ended Aug 31, 2022 $000	9 months ended Aug 31, 2022 $000

Cash flows from operating activities:
Net income/(Loss)	2,588	6,924	2,436	6,272
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	52	202	115	299
Share based payments	—	786	—	—
Fair value adjustment of warrant	—	—	(3)	(1)
Amortization of discount on convertible notes	—	—	5	5

Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	200	300	(800)	(125)
Increase/(Decrease) in account payable	35	189	13	(58)
(Increase)/Decrease in unpaid capital commitments	—	—	—	—
(Increase)/Decrease in non affiliate loans	1,912	(4,318)	825	640
Increase/(Decrease) in tax provision	23	(1,075)	(945)	(820)
Net cash used in operating activities	986	2,408	1,646	6,212

Cash flows from investing activities
Payments for property, plant & equipment	(1,052)	(2,952)	(745)	(2,399)
Payments for Land Usage Rights	—	(650)	(1,000)	(4,200)
Net cash used in investing activities	(1,052)	(3,602)	(1,745)	(6,599)

Cash flows from financing activities
Proceeds from Convertible Notes	8	283	65	65
Proceeds from share issuance	—	793	450	704
Net cash provided by financing activities	8	1,076	515	769

Net increase/(decrease) in cash and cash equivalents	(58)	(118)	416	382
Cash and cash equivalents at the beginning of period	122	182	35	69
Cash and cash equivalents at the end of period	64	64	451	451

F-4

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1.	Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of producing gold properties in the Republic of Indonesia. The Company currently operates 2 gold producing properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional producing facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

1.2.	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

1.3.	Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

1.4.	Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition will be replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”), in all future filings with the SEC. Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

1.5.	Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

F-5

1.6.	Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

1.7.	Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

1.8.	Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

1.9.	Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and are comprised of assets utilized in the processing and refining of ore into phase 1 and 2 gold production. These assets include electrical and plumbing infrastructure and equipment, on site facilities and buildings and general equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.

1.10.	Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

F-6

Convertible notes payable and Common stock warrant liability Level 3

Convertible Notes Payable	$299,908
Warrant to purchase common stock	$118

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold (i)convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares of our common stock at an initial exercise price of $1.00 per share.
(ii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(iii)	On December 2, 2020, a further $50,000 in a third tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(iv)	On March 23, 2021, a further $50,000 in a fourth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.
(v)	On June 25, 2021, a further $175,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(vi)	On August 3, 2022, we entered into a 4% convertible redeemable note with one person, in the aggregate of $97,000.
(vii)	On January 5, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(viii)	On February 3, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(ix)	On March 14, 2023, a further $50,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(x)	On April 5, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xi)	On April 19, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xii)	On April 25, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

F-7

(xiii)	On April 28, 2023, a further $25,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.
(xiv)	On May 19, 2023, we entered into a 4% convertible redeemable note with one person, in the aggregate of $25,000.
(xv)	On August 31, 2023, a further $7,500 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

The fair values of these liabilities as of their issuance date and the subsequent measurement date of November 30, 2021 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

1.1.	Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

1.2.	Inventory

Inventory is valued at a rate based on the market equivalent of the prevailing gold price which is continually variable. Inventory production cost is determined using a matrix of unit costs such as electricity, labour, chemicals and capital equipment such as excavators and dump trucks.

1.1.	Production Property

The Company is primarily engaged in the development and production of gold ore bearing properties. Properties are invested or operated under long term production agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

F-8

1.2.	Revenue Recognition

Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, risk and the title has been transferee to the customer and collection of the sales price is reasonably assured.

1.3.	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

2.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation, production and processing on a 25 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

3.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

4.	Capital and Leasing Commitments

There was no capital or leasing expenditure at August 31, 2023.

5.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

6.	Events After the Reporting Period

There has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years except for:

As of September 30, the Talawaan operating agreement was renegotiated and amended such that all the retained cash from unallocated earnings, being held by our operating partner on behalf of BMXI, are reinvested into (1) the expansion of the gold reserve area, (2) recapitalization and expansion of the joint venture mining assets and capital equipment and (3) review of workers safety protocols and standards, including additional training, and upgrading of safety equipment.

F-9

FINANCIAL STATEMENTS FOR THE YEARS ENDED NOVEMBER 30, 2022 AND 2021

Brookmount Explorations, Inc

Consolidated Financial Statements

for the years ended November 30, 2022 and 2021

F-10

Unaudited Consolidated Balance Sheet

As at November 30, 2022

	November 2022 $’000	November 2021 $’000

Assets
Cash and cash equivalents	182	69
Inventory	3,200	1,125
Derivative Assets	—	—
Total current assets	3,382	1,194

Property, plant and equipment, net of accumulated depreciation and amortization	3,400	1,050
Investment in Talawaan Project	500	500
Land Usage rights	9,850	8,300
Receivable due from non affiliate	13,390	10,896
Total non-current assets	27,140	20,746
Total assets	30,522	21,940

Liabilities and Stockholders’ Equity/(Deficit)

Liabilities
Accounts payable	259	308
Convertible notes	217	414
Warrants	—	1
Derivative liabilities	—	—
Income taxes payable	1,250	925
Total current liabilities	1,726	1,648

Unpaid capital commitments	244	244
Total non-current liabilities	244	244
Total liabilities	1,970	1,892

Equity
Common stock
Authorized: $0.001 par value, 2,000,000,000 shares authorized
Issued and outstanding: 41,063,718	$259,929	$236,661
Additional paid in capital	1,720	737
Adjustments to equity to reflect retroactive application of reverse acquisition of accounting	(911)	(911)
Accumulated profits	27,483	19,985
Total stockholders’ equity	28,552	20,048
Total liabilities and stockholders’ equity	30,552	21,940

F-11

Unaudited Consolidated Statement of Operations

For the fiscal year ended November 30, 2022

	12 months ended Nov 30, 2022 $’000	12 months ended Nov 30, 2021 $’000
Revenue
Sales	16,356	14,070
Cost of sales	5,421	4,292
Gross profit	10,935	9,778

Operating expenses
Depreciation and amortization	394	252
Selling, general and administrative expenses	1,731	1,758
Total operating expenses	2,125	2,010

Interest expense	59	48
Amortization of discount on convertible notes	5	—
Fair value adjustment of derivative financial instruments	—	(8)
Fair value adjustment of warrant liabilities	(2)	(22)
Total other expenses	62	18

Income/(loss) from continuing operations before income tax expenses	8,748	7,750

Provision for income tax	1,250	1,100

Net income/(loss) after income tax expense for the period	7,498	6,650

Other comprehensive income /(loss)
Other comprehensive income/(loss)	—	—

Total comprehensive income/(loss) for the period	7,498	6,650

F-12

Unaudited Consolidated Statement of Changes in Stockholders’ Equity

For the year ended November 30, 2021 and 2020

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $ ‘000	Other Comprehensive Income $ ‘000	Accumulated Profits $ ‘000	Adjustments to quity to reflect retroactive application of reverse acquisition accounting $ ‘000	Total Equity $ ‘000
Balance at November 30, 2020	12,513,865	231	737	—	13,335	(911)	13,392
Income after income tax expense for the year	—	—	—	—	6,650	—	6,650
New Share issuance (192,500 shares @ USD 0.001/Share)	192,500	—	—	—	—	—	—
New Share issuance (501,000 shares @ USD 0.001/Share)	501,000	1	—	—	—	—	1
New Share issuance (87,816 shares @ USD 0.001/Share)	87,816	—	—	—	—	—	—
New Share issuance (4,500,000 share @ USD 0.001/Share)	4,500,000	5	—	—	—	—	5
Total comprehensive	—	—	—	—	—	—	—
Income for the period	5,281,315	6	—	—	6,650	—	6,656
Balance at November 30, 2021	17,795,181	237	737	—	19,985	(911)	20,048

Unaudited Consolidated Statement of Changes in Stockholders’ Equity

For the year ended November 30, 2022 and 2021

	Common Stock
	Shares	Amount $’000	Additional Paid in Capital $’000	Other Comprehensive Income $’000	Accumulated Profits $’000	Adjustments to equity to reflect retroactive application of reverse acquisition accounting $ ‘000	Total Equity $ ‘000
Balance at November 30, 2021	17,795,181	237	737	—	19,985	(911)	20,048
Income after income tax expense for the year	—	—	—	—	7,498	—	7,498
New Share issuance (800,000 shares @ USD 0.114/Share)	800,000	1	90	—	—	—	91
New Share issuance (1,500,000 shares @ USD 0.001/Share)	1,500,000	1	—	—	—	—	1
New Share issuance (1,650,000 shares @ USD 0.001/Share)	1,650,000	2	—	—	—	—	2
New Share issuance (1,333,333 shares @ USD 012/Share)	1,333,333	1	159	—	—	—	160
New Share issuance (1,750,000 shares @ USD 0.001/Share)	1,750,000	2	—	—	—	—	2
New Share issuance (3,733,340 shares @ USD 0.12/Share)	3,733,340	4	444	—	—	—	448
New Share issuance (10,501,864 shares @ USD 0.029/Share)	10,501,864	10	290	—	—	—	300
New Share issuance (2,000,000 shares @ USD 0.001/Share)	2,000,000	2	—	—	—	—	2
Total comprehensive	—	—	—	—	—	—	—
Income for the period	23,268,537	23	983	—	7,498	—	8,504
Balance at November 30, 2022	41,063,718	260	1,720	—	27,483	(911)	28,552

F-13

Unaudited Consolidated Statement of Cash Flows

For the year ended November 30, 2022

	12 months ended Nov 30, 2022	12 months ended Nov 30, 2021

	$ ‘000	$ ‘000
Cash flows from operating activities:
Net income/(Loss)	7,498	6,550
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	394	252
Fair value adjustment of derivative	—	(8)
Fair value adjustment of warrant	(1)	(22)

Net changes in operating assets and liabilities
(Increase)/Decrease in inventory	(2,075)	(901)
Increase/(Decrease) in account payable	(49)	306
(Increase)/Decrease in unpaid capital commitments	—	—
(Increase)/Decrease in non affiliate loans	(2,492)	(3,963)
Increase/(Decrease) in tax provision	325	250
Net cash used in operating activities	3,600	2,564

Cash flows from investing activities
Payments for property, plant & equipment	(2,744)	(482)
Payments for Land Usage Rights	(1,550)	(2,500)
Net cash used in investing activities	(4,294)	(2,982)

Cash flows from financing activities
Proceeds from Convertible Notes	97	310
Repayments of loan	(294)	—
Proceeds from share issuance	1,004	5
Net cash provided by financing activities	807	315

Net increase/(decrease) in cash and cash equivalents	113	(103)
Cash and cash equivalents at the beginning of period	69	172
Cash and cash equivalents at the end of period	182	69

F-14

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1	Nature of Operations

Following its merger with SL Holdings Ltd, the Company is now an operator of producing gold properties in the Republic of Indonesia. The Company currently operates 2 gold producing properties in volcanic hosted sediment within the tropical rain forest region of Sulawesi Province in north east Indonesia and is in the process of acquiring additional high grade properties in the area, which was originally surveyed and developed by Newmont Mining of the US. The Company is incorporated in Nevada and was organized for the purpose of acquiring, exploring and developing mineral properties. The Company is in the process of increasing the processing rates of ore on its properties and focusing on increasing yields and is looking to secure financing to acquire additional producing facilities in the Indonesia.

Basis of Presentation

These unaudited financial statements of the Company have been prepared by Management. These financial statements have been prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”).

Going concern basis

The financial statements have been prepared on the going concern basis, which assumes continuity of normal business activities and the realization of assets and the settlement of liabilities in the ordinary course of business.

At November 30, 2022, the company had a current asset surplus of $1,656,000 and net asset surplus of $28,552,000 (November 30, 2021 current asset deficiency of $406,000 and net asset surplus $20,050,000). The Company reported an after tax profit of $7,498,000 for the year ended November 30,2021 (November 30, 2021 after tax profit: $6,590,000).

The company has prepared the financial statements on a going concern basis that contemplates the continuity of normal business activity, realization of assets and settlement of liabilities at the amounts recorded in the financial statements in the ordinary course of business.

The company believes that there are reasonable grounds to support the fact that it will be able to pay its debts as and when they become due and payable. In forming this opinion, the Group has considered the following factors:

(i)	The company has generated positive cash flow from operations in each of the past 2 years;
(ii)	The company has ability to raise additional funds through issuance of common stock; and
(iii)	The company has issued convertible notes to raise additional funds.

If the Company is unable to continue as a going concern it may be required to realize its assets and extinguish its liabilities other than in the ordinary course of business at amounts different from those stated in the financial statements.

The financial statements do not include adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Company not continue as a going concern.

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1.2	Recent Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change. The Company currently does not have any recent accounting pronouncements that they are studying and feel may be applicable.

1.3	Use of Estimates and Assumptions

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

1.4	Reverse Acquisition Accounting

In accordance with “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Acquisition will be replaced with the historical financial statements of SL Group Holdings, Limited (“SL Group”), in all future filings with the SEC. Consequently retroactive adjustments have been made to the equity balances of SL Group to reflect the equity balances of the legal parent company Brookmount Explorations, Inc. as required under ASC 805 and the application of reverse acquisition accounting.

1.5	Foreign Currency Translation

The consolidated financial statements are presented in United States dollars. In accordance with the standard, “Foreign Currency Translation”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

1.6	Environmental Costs

Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

1.7	Principles of Consolidation

The unaudited consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

1.8	Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

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1.9	Fixed Assets

Fixed assets are stated at cost less accumulated depreciation and are comprised of assets utilized in the processing and refining of ore into phase 1 and 2 gold production. These assets include electrical and plumbing infrastructure and equipment, on site facilities and buildings and general equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the assets.

1.10	Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied in accordance with accounting principles generally accepted in the United States of America that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the condensed consolidated balance sheets for cash, and accounts payable, approximate their estimated fair values based on the short-term maturity of these instruments.

Convertible notes payable and Common stock warrant liability

Level 3

Convertible Notes Payable	$217,408
Warrant to purchase common stock	$0

Our Level 3 financial liabilities consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued as detailed below:

(i)	On August 7, 2020 we entered into a Securities Purchase Agreement with one person, pursuant to which we sold.

(i)	convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 to be drawn in tranches and (ii) Warrants to purchase up to an aggregate of 50,000 shares of our common stock at an initial exercise price of $1.00 per share.

(ii)	On October 7, 2020, a further $50,000 in a second tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

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(iii)	On December 2, 2020, a further $50,000 in a third tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

(iv)	On March 23, 2021, a further $50,000 in a fourth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above.

(v)	On June 25, 2021, a further $175,000 in a fifth tranche was drawn down from the Securities Purchase Agreement with one person, pursuant to which we sold convertible senior secured convertible promissory notes dated August 7, 2020 in the aggregate principal amount of $568,182 as per (i) above amended on June 25, 2021.

(vi)	On August 3, 2022, we entered into a 4% convertible redeemable note with one person, in the aggregate of $97,000.

The fair values of these liabilities as of their issuance date and the subsequent measurement date of November 30, 2022 were determined utilizing a Black-Scholes valuation model, which requires use of unobservable inputs. The inputs are determined by management, with the assistance of independent experts; they represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we made assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes.

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

1.11	Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

The Company submits tax returns to local and provincial agencies in Indonesia but does not generate revenue in the US and as such, is not required to submit a US tax return. Uncertain tax positions taken on the Company’s tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations.

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1.12	Inventory

Inventory is valued at a rate based on the market equivalent of the prevailing gold price which is continually variable. Inventory production cost is determined using a matrix of unit costs such as electricity, labour, chemicals and capital equipment such as excavators and dump trucks.

1.13	Production Property

The Company is primarily engaged in the development and production of gold ore bearing properties. Properties are invested or operated under long term production agreements from local partners. Acquisition costs are capitalized in accordance with U.S. GAAP when management has determined that future benefits consisting of a contribution to future cash inflows, have been identified and adequate financial resources are available to complete the required investment.

1.14	Revenue Recognition

Revenue is recognized from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, risk and the title has been transferee to the customer and collection of the sales price is reasonably assured.

1.15	Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is presented net of applicable income taxes in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss). Other comprehensive income (loss) is comprised of revenues, expenses, gains, and losses that under GAAP are reported as separate components of stockholders' equity instead of net income (loss).

2.	Investment in Talawaan Project

The Company has invested in long term (20 year) operating agreements with exclusive land usage rights with a local entity in Talawaan City, district of Minahasa in Northern Sulawesi Province for excavation, production and processing on a 25 hectare site close to the airport of the regional capital Manado. The property has a complete processing plant onsite, including ore crushers, ball mills, floatation processing tanks and tailing ponds and ore is excavated from reefs of medium to high grade volcanic hosted ore present on the property. The facility at Talawaan also processes ore on behalf of 3rd party mining groups on a contract basis.

3.	Segment Information

The Company operates predominantly in one industry and one geographical segment, those being gold mining and Indonesia, respectively.

4.	Capital and Leasing Commitments

There was no capital or leasing expenditure at November 30, 2022 except for the below:

The company will make the following payments at the following times to Geoblock Exploration Limited with respect to the purchase of a 75% interest in a producing gold mine located in the state of Tocantins as describe in Note 6:

  $500,000 initial deposit to be paid within 30 days of signing of the binding MoU, or such other date as agreed between the parties.
  $4.5 million in cash to be paid on signing of a definitive Acquisition Agreement, which will take place within 60 days from signing of the binding MoU or such other date as agreed between the Parties.

5.	Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company’s financial position.

6.	Events After the Reporting Period

There has not arisen in the interval between the end of the financial period and the date of these financial statements any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors of the Company, to affect significantly the operation of the company, the results of those operations, or the state of affairs of the company, in future financial years except for:

(1)	On January 17, 2023, the Board of Directors announced that it has received shareholder approval for the reduction of authorized shares from 2 billion to 200 million.
(2)	On February 9, 2023, the Company has signed a binding Memorandum of Understanding (MoU) to acquire a 75% interest in a producing gold mine located in the state of Tocantins, central Brazil. The Company will acquire a 75% interest in the Tocantins project from Geoblocks Exploration Ltd (“Geoblocks”), a company incorporated in the UK, which has entered into an irrevocable undertaking to acquire the 75% interest in Tocantins from its Brazilian owners.

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BROOKMOUNT EXPLORATIONS, INC.

25,000,000 SHARES OF COMMON STOCK

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is January 19, 2023

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EXHIBITS

The following exhibits are filed with this offering circular:

Number Description of Exhibit

2.1       Articles of Incorporation and Amendments

2.2       Bylaws

4.1       Form of Subscription Agreement

12       Opinion re legality

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reno, Nevada on the 19th day of January, 2024.

BROOKMOUNT EXPLORATIONS, INC.

By: /s/ Nils A. Ollquist

Nils Ollquist

Chief Executive Officer and Director

This offering statement has been signed by the following person on 19th day of January, 2024.

By: /s/ Christopher Lim

Christopher Lim

Chief Financial Officer

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